UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2024

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed by Scilex Holding Company (the “Company”), on March 12, 2021, Scilex Pharmaceuticals Inc., the Company’s wholly owned subsidiary (“Scilex Pharma”), and Sorrento Therapeutics, Inc. (“Sorrento”, together with Scilex Pharma, the “Plaintiffs”) filed an action (the “Action”) in the Delaware Court of Chancery (the “Court”) against the former President of Scilex Pharma, Anthony Mack, and Virpax Pharmaceuticals, Inc. (“Virpax”, together with Anthony Mack, the “Defendants”), a company founded and then headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of a restrictive covenant agreement with Sorrento related to his sale of his Scilex Pharma stock to Sorrento, tortious interference with that agreement by Virpax, breach of Mr. Mack’s fiduciary duties to Scilex Pharma, aiding and abetting of that breach by Virpax, and misappropriation of Scilex Pharma’s trade secrets by Mr. Mack and Virpax. Such lawsuit sought, among other relief, damages and various forms of injunctive relief. The case was tried from September 12, 2022 to September 14, 2022. On September 1, 2023, the Court found in favor of the Plaintiffs on all but three counts deemed to have been waived. In its 95-page opinion, the Court instructed the parties to submit supplemental briefing on the appropriate remedy to implement its rulings. On October 18, 2023, Plaintiffs submitted a supplemental brief on remedies. On November 29, 2023, Defendants submitted a supplemental brief on remedies. On December 21, 2023, Plaintiffs submitted a supplemental reply brief on remedies.

On February 26, 2024, the Plaintiffs and Virpax entered into a term sheet regarding a mutual release and settlement agreement (the “Settlement Term Sheet”), pursuant to which the parties have agreed to enter a definitive settlement agreement by or before March 1, 2024 to resolve their ongoing disputes and provide for, among other things, that Virpax will be obligated to make the following payments to the Company to settle the Action: (i) $3.5 million by March 1, 2024 (the “Initial Payment”); (ii) $2.5 million by July 1, 2024 and (iii) to the extent any of the following drug candidates are ever sold, royalty payments of (a) 6% of annual Net Sales (as defined therein) of Epoladerm; (b) 6% of annual Net Sales of Probudur and (c) 6% of annual Net Sales of Envelta. Such royalty payments will end upon (i) expiration of the last-to-expire valid patent claim of Virpax or its licensor covering the manufacture, use or sale of such product in such country; and (ii) expiration of any period of regulatory exclusivity for such product in such country.

In addition, the Settlement Term Sheet provides that Virpax will be obligated to remove from its computing systems, and destroy all hard copies of, any nonpublic information of the Company, and create a preservation copy of such information that shall be maintained until a binding settlement or final, non-appealable decision is reached as to all parties to the litigation.

Each of the Plaintiffs and Virpax provides mutual releases of all claims that exist as of the date of the execution of the Settlement Term Sheet, whether known or unknown, arising from any allegations set forth in the Action. The Plaintiffs’ release relates to claims against Virpax only, which shall not affect the Plaintiffs’ claims against Mr. Mack. Plaintiffs have not released Mr. Mack, and litigation against him remains ongoing. Plaintiffs’ release as to Virpax is conditioned upon Virpax’s Initial Payment. The Plaintiffs and Virpax are required to make best efforts to enter into a definitive agreement with respect to the terms set forth in the Settlement Term Sheet, but if they fail to do so by or before March 1, 2024, such term sheet will be binding and enforceable with respect to all the terms set forth therein.

The foregoing is a summary of the material terms of the Settlement Term Sheet, does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 10.1, to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01. Other Events.

On February 26, 2024, the Company issued a press release announcing the Settlement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Settlement Term Sheet, dated February 26, 2024, by and between Scilex Pharmaceuticals Inc., Sorrento Therapeutics, Inc. and Virpax Pharmaceuticals, Inc.

99.1	Press Release, dated February 26, 2024.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

Date: February 27, 2024	By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President